Exhibit 99.1

For Immediate Release

AMEX: CAQ	The Investor Relations Group, Inc.
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Corautus Genetics Inc. Announces FDA Approval for Commencement of Its

Phase IIB Clinical Trial for Severe Cardiovascular Disease

ATLANTA, GA, July 15, 2004…Corautus Genetics Inc. (AMEX: CAQ) announces that the U.S. Food and Drug Administration (FDA) has approved the commencement of its Phase IIB clinical trial for the treatment of severe cardiovascular disease.

The trial, as previously announced, will be a national, randomized, double-blinded, dose ranging and placebo controlled study of up to 404 patients in up to 20 centers in the United States evaluating the efficacy and safety of defined doses of Vascular Endothelial Growth Factor-2 (VEGF-2) to be percutaneously delivered via Boston Scientific Corporation’s (NYSE: BSX) Stiletto™ endocardial direct injection catheter. The trial will enroll qualified patients with Class III or IV angina. Patient enrollment is expected to commence during the third quarter.

Richard E. Otto, President and CEO, of Corautus stated, “Obtaining FDA approval to commence our Phase IIB clinical trial is an important milestone for Corautus. We have worked diligently with Boston Scientific to design a study to assess the effectiveness and safety of our therapeutic and the delivery system to promote angiogenesis in the heart and we are pleased that we can proceed to finalize documentation and begin the patient enrollment process.”

About Corautus Genetics Inc.

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit: www.corautus.com.

Forward Looking Statement This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities

Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-15833) filed March 30, 2004, which are incorporated by reference into this press release.